Exhibit 23.1.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
XO Communications, Inc.:
We consent to the use of our report dated March 18, 2005, with respect to the consolidated balance sheets of XO Communications, Inc. (XO) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2004 and for the period from January 1, 2003 to December 31, 2003 (XO period) and for the portion of January 1, 2003, related to Predecessor XO’s reorganization gain (Predecessor XO period), and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
     Our report dated March 18, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph indicating that on June 23, 2004, XO completed the acquisition of all of the telecommunications services assets of Allegiance Telecom, Inc. (Allegiance), and management excluded from its assessment of the effectiveness of XO’s internal control over financial reporting as of December 31, 2004, Allegiance’s internal control over financial reporting associated with total revenues of approximately $217.2 million included in the consolidated financial statements of XO for the year ended December 31, 2004. Our audit of internal control over financial reporting of XO also excluded an evaluation of Allegiance’s internal control over financial reporting.
     Our report dated March 18, 2005, on the consolidated financial statements contains an explanatory paragraph indicating that, as discussed in Note 20 to the consolidated financial statements, on January 16, 2003, XO Communications, Inc. emerged from bankruptcy and the consolidated financial statements of XO reflect the impacts of adjustments to reflect the fair value of assets and liabilities under fresh start reporting, which was applied effective January 1, 2003. As a result, the consolidated financial statements of XO are presented on a different basis than those of Predecessor XO and, therefore, are not comparable in all respects.
/s/ KPMG LLP
McLean, Virginia
September 20, 2005